Aquamotion, INC.
                         FINANCIAL STATEMENTS
                              CONTENTS
                                                                       Page
Independent Auditor's Report	                                             1
Financial Statements
Balance Sheet	                                                            2
Statement of Operations	                                                  3
Statement of Stockholder's Equity	                                        4
Statement of Cash Flows	                                                  5
Notes to Financial Statements	                                          6-7

                        INDEPENDENT AUDITOR'S REPORT
                           Board of Directors
                             Aquamotion, Inc.
                             Las Vegas, Nevada

I have audited the accompanying balance sheets of Aquamotion, Inc. (a development stage company), as of March 31, 2000; December 31, 1999; and September 30, 1999 and the related statements of operations, stockholders' equity and cash flows for three month period March 31, 2000 and the year ended December 31, 1999 and the nine month period ended September 30,1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquamotion, Inc. at March
31, 2000; December 31, 1999; September 30, 1999 and the results of their operations and their cash flows for the five month period ended March 31, 2000;
 and year ended December 31, 1999 and the nine month period ended September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has had no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/
Kurt D. Saliger C.P.A.
Certified Public Accountant
May 23, 2000

                                Aquamotion, INC.
                       ( A Development Stage Company)
                                BALANCE SHEETS


                                    ASSETS
                                      March        December      September
                                      31,2000       31, 1999      30, 1999

CURRENT ASSETS:
Cash                                  $0           $0            $0
                                      -------      --------      --------

TOTAL CURRENT ASSETS                  $0           $0            $0
                                      -------      --------      --------

TOTAL ASSETS                          $0           $0            $0
                                      =======      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable                   $0           $0            $0

TOTAL CURRENT LIABILITIES             $0           $0            $0

STOCKHOLDERS' EQUITY:
Common Stock, par value $.0027
authorized 25,000,000 shares;
issued and outstanding
Sept. 30, 1999   1,000,000 shares                                $2,700
Dec. 31, 1999 5,000,000 shares                     $13,500
March 31, 2000 5,000,000 shares       $13,500


Additional paid in Capital           ($10,800)    ($10,800)     $0

Deficit Accumulated During
Development Stage                    $(2,700)      $(2,700)      $(2,700)
                                     --------       -------      --------

TOTAL STOCKHOLDERS' EQUITY             $0            $0            $0

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $0            $0            $0
                                     ========        =======     ========

See accompanying notes to financial statements & audit report

                             Aquamotion, INC.
                      (A Development Stage Company)
                          STATEMENT OF OPERATIONS
                         Jan. 1,        Jan. 1       Jan. 1       March 14, 1995
                         1999 to        to           to           (inception)
                         September      December     March        to March
                         30, 1999       30, 1999     31, 2000     31, 2000

INCOME:

Revenue                  $ 0            $ 0          $0           $0

TOTAL INCOME             $ 0            $ 0          $0           $0

EXPENSES:

General
    and Administrative   $0             $0           $0           $2,700

                         -----         ------        ------       -------

TOTAL EXPENSES           $0             $0           $0           $2,700

Net Profit/Loss(-)       $0             $0           $0           ($2,700)
                         =====          =====        ======       ========

Net Profit/Loss(-) per share
                         $0.0000        $0.0000      $0.000       ($0.0005)
                         =====          =====        ======       ========
average number of
shares of common
stock outstanding        1,000,000      5,000,000   5,000,000     5,000,000
                         ======         ======       =======      ========

See accompanying notes to financial statements & audit report

                                 Aquamotion, INC.
                        (A Development Stage Company)
                  STATEMENT OF STOCKHOLDERS' EQUITY
                             March 31, 2000
                               Common  Stock        Additonal      (Deficit)
                             Number                   Paid         Accumulated
                               of                      In            During
                             Shares       Amount     Capital      Development
                                                                     Stage
March 14, 1995
issued for cash (note 3)     10,000     $2,700      $0

Net (loss), 03-14-95
(inception) to 12-31-95      -              -        -             $(2,700)

Balance December
     31, 1995                10,000     $2,700      $0             $(2,700)


Net Income
December 31, 1996                                                     $0

Balance December
     31, 1996                10,000     $2,700    $0               $(2,700)

September 28, 1997
Forward Stock Split
100:1                         990,000
Net Income                                                           $0
                             -------    ------   --------        ----------
Balance, Dec. 31, 1997       1,000,000  $2,700     $0             $(2,700)

Net Income, 12-31-98                                                 $0
                             --------   ------   --------       ----------
Balance, Dec. 31,1998        1,000,000  $2,700     $0             $(2,700)

Net Income, 12-31-99                                                 $0
                             --------   ------    --------       ----------
Balance, Dec. 31, 1999       1,000,000  $2,700     $0             $(2,700)


November 5, 1999
Forward Stock Split  5:1     4,000,000 $10,800    ($10,800)
Net Income, 12-31-99                                                 $0
                             _________  _______   ________       ________
Balance, Dec. 31, 1999       5,000,000  $13,500   ($10,800)      ($2,700)


Net Income, 03-31-00                                                 $0
                             --------   ------   ---------       ----------
Balance, March 31, 2000      5,000,000  $13,500   ($10,800)       $(2,700)
                             =========  =======  =========       ==========

See accompanying notes to financial statements & audit report

                                 Aquamotion, INC.
                        (A Development Stage Company)
                          STATEMENT OF CASH FLOWS
                                                Jan. 1,      Jan. 1    Jan. 1    March 14, 1995
                                                to           to        to        (inception)
                                                Sept. 30     December  March     to March 31,
                                                 1999        31, 1999  31, 2000  2000


CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss                                        $0           $0        $0        $(2,700)
Accounts Payable                                $0           $0        $0        $0

CASH FLOWS FROM
OPERATING ACTIVITIES

Issue common stock                              $0           $0        $0        $2,700
                                                -------      --------  --------  --------
Net increase
(decrease) in cash                              $0           $0        $0         $0

Cash, Beginning
of Period                                       $0           $0        $0         $0

                                                -------      -------   --------  --------

Cash, End of Period                             $0           $0         $0        $0
                                                =====        =====      ======    ======


See accompanying notes to financial statements & audit report

                                  Aquamotion, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY
The Company was organized in March 14, 1995 under the laws of the State of Nevada, under the name of Aquamotion, Inc. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.


NOTE 2 - ACCOUNTING POLICIES AND PROCEEDURES

Accounting Method

The company records income and expenses on the accural method of accounting.


Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

For the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 1999 and December 31, 1999 and March 31, 2000.

Fixed Assets
The Company does not mantain or control any fixed assets.

Income Taxes
Income Taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 (SFAS #109) "Accounting for Income Taxes." A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Loss per share
Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share." Basic loss per share is computed by dividing losses available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share relfects per share amounts that would have resulted if dilutive common stock equivalents had been converted to common stock. As of March 31, 2000; December 31, 1999 and September 30, 1999 the Company had no dilutive common stock equivalents such as stock options.


Note 3-  Stockholders' equity

Common Stock
The authorized common stock of the Company consists of 25,000,000 shares with a par value of $0.0027 per share. On March 14, 1995, the Company issued 10,000 shares of its common stock for $2,700 cash.

On September 28, 1997, the company declared to increase the authorized number of shares of common stock to 25,000,000 shares with a stated par value of $0.0027 per share. The Company also declared a forward stock split of 100:1 for issued and outstanding common stock shares resulting in 1,000,000 common shares of stock outstanding.

On November 5, 1999, the Company declared a forward stock split of 5:1 for issued and outstanding common stock shares resulting in 5,000,000 common shares of stock outstanding.


Preferred Stock
The authorized preferred stock of the Company consists of no preferred stock.



NOTE 4 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilties in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.